AMENDMENT N° 1

TO THE HYDROCARBONS PRODUCTION SHARING CONTRACT

BETWEEN THE REPUBLIC OF GUINEA AND SCS CORPORATION

Between the Republic of Guinea, represented by Mr. Mahmoud THIAM, Minister of Mines and Geology, situated in Kaloum, Conakry, Republic of Guinea, hereinafter referred to as
“the Government”,	of the one part,

And

SCS Corporation, a wholly owned subsidiary of Hyperdynamics, a Delaware corporation, United States of America, whose head office is located at 12015 Wickchester Lane, Suite 475, Houston 77079, USA, represented by Mr. Ray Leonard, President and chief executive officer of Hyperdynamics/SCS Corporation; SCS Corporation being hereinafter referred  to
as “the Contractor”,	of the other part.

WITNESSETH

Whereas on 22 September 2006, a hydrocarbons production sharing contract (PSC) was signed between the Republic of Guinea and SCS Corporation;

Whereas differences of opinion came to light during the approval and implementation procedure of the said contract;

Whereas the Government and SCS Corporation decided to put an end to the said differences by identifying all issues of contention with the aim of resolving them as soon as practicable;

Whereas, accordingly, the Government and SCS Corporation wished to give priority to the start-up of the work;

Whereas, with this objective in mind, a Memorandum of Understanding (MoU) was signed on 11 September 2009 between the Government of the Republic of Guinea and SCS Corporation;

Whereas SCS Corporation and the Republic of Guinea fully complied with the terms of the MoU;

Whereas, on 22 January 2010, SCS Corporation assigned a 23% participating interest in the PSC to Dana Petroleum (E&P) Limited;

Whereas the Parties have agreed to incorporate the following within the PSC;

Whereas, with the exception of what is mentioned below, all the conditions and provisions of the Production Sharing Contract (PSC) remain unchanged and remain in effect.

The Parties have negotiated and entered into this Amendment.

Article 1: Definitions

1.7.1 “Petroleum Costs” means the sole reasonable, necessary expenses, directly associated with the carrying out of the petroleum operations, that is to say exploration, development, exploitation, abandonment and dismantlement of wells and facilities, actually paid and approved by the Government from the signature of the contract on 22 September 2006. Expenses incurred prior to the date of 22 September 2006 should not be recoverable] with the exclusion of the royalty. Petroleum costs and any limitations on recoverability are specified under the accounting procedure.

1.22 “Contract Area” means the area shown on the attached map in annexe A. Prior to relinquishment, its surface area was approximately eighty thousand square kilometres (80 000 km²).

The surface area of the portion retained following the relinquishment is approximately twenty four thousand square kilometres (24 000 km²) and the reference points of its boundaries are indicated on the said map. The Contract Area” shall be considered one single area for all purposes under the Production Sharing Contract (PSC) and this amendment in spite of what was designated as comprising six (6) entire blocks and one (1) partial block for certain administrative purposes.

The Hydrocarbons Production Sharing Contract (PSC) and this Amendment shall be implemented in integral respect of the Guinean Petroleum Code of 1986, presently in force.

Article 3: Duration of the Contract

Article 3.2 shall be deleted in its entirety and replaced by the following:

3.2 The exploration period consists of a First Exploration Period and its renewal in a Second exploration Period. The First Exploration Period shall be deemed to last four (4) contract years and shall expire on 21 September 2010.

The Second Exploration Period shall last three (3) years, renewable once for the same duration. It is specified that no renewal or extension shall be granted to the Contractor unless the latter fulfils its work and expenditure obligations for the preceding period.

Article 3.7 shall be deleted in its entirety and replaced by the following:

3.7 In order to enable the Contractor to continue and complete any drilling work already started, the Minister will grant an extension of the Second Exploration Period renewable for a period of maximum One (1) year provided the Contractor has applied for such extension at least two (2) months prior to the expiry of the second exploration Period.

In the case of a Petroleum Discovery during the second exploration Period renewable and if the time left is insufficient to enable the Contractor to carry out the appraisal works of the said discovery, the Minister will grant an extension of the said period for up to two (2) years, provided the Contractor has applied for such extension at least two (2) months prior to expiry of the Second Exploration Period. During such extension, the Contractor shall not undertake any operations other than those directly associated with the appraisal of the said discovery.

Article 3.8 shall be deleted in its entirety.

The final sentence of Article 3.9 shall be modified in order to provide for only one extension of ten (10) years of any Exploitation Period.

The French version of Article 3.10 of the PSC shall be conformed to the English version by inserting, before the last clause, the phrase “when there is more than one Commercial Discovery”.

Article 4: Exploration work and expenditure obligations

The following shall be added at the end of existing Article 4.1 (b) (iv): “the first well having to be spud at the latest on 31 December 2011 and the second having to be spud at the latest at the end of the renewal of the Second Exploration Period.”

4.1 The exploration work and expenditure obligations are set out below for the second exploration period.

The Contractor shall, as a minimum, realise the following work and expenditure obligations:

(a) During the first sub-period of three (3) years of the Second Exploration Period, the Contractor shall:

(i) acquire a minimum of two thousand (2 000) square kilometres of new 3D seismic in the contract area for a minimum amount estimated at twelve million American dollars (12 000 000 USD), and

(ii) drill a minimum of one (1) exploration well in the contract area, to a minimum depth (subject to Article 4.3 of the Contract) of two thousand five hundred (2 500) meters below the seabed for a minimum expenditure amount estimated at fifteen million American dollars (15 000 000 USD).

(b) During the second sub-period of three (3) years of the Second exploration Period, the Contractor shall drill a minimum of one (1) exploration well in the contract area to a minimum depth (subject to Article 4.3 of the Contract) of two thousand five hundred (2 500) meters below the seabed, for a minimum amount estimated at fifteen million American dollars (15 000 000 USD).

4.2 If the Contractor does not fulfil the work program set out in Article 4.1, whatever the period in question, it shall pay to the Government the difference between the amounts actually spent on work realised in fulfilment of the obligations of the work programme, if applicable, whatever the period, and the amount in dollars estimated article 4.1 for the whole of the work program provided for the relevant period.

Article 5: Area relinquishments

Article 5.1 shall be deleted in its entirety and replaced by the following:

5.1 On 31 December 2009, the Contractor relinquished seventy percent (70%) of the initial contract area covering approximately eighty thousand square kilometres (80 000 km²) of the Guinean offshore, such relinquishment being deemed an early relinquishment only required at the end of the First Exploration Period prior to entering the second exploration period.  At the time of the renewal of the Second Exploration Period, the Contractor shall relinquish twenty-five percent (25%) of the then existing Contract Area and not of the Exploitation Area.

5.2 The area of the contract area retained by the Contractor covering the thirty percent (30%) of the eighty thousand square kilometres (80 000 km²) of the Guinean offshore is approximately twenty four thousand square kilometres (24 000 km²).

The area relinquishments of seventy percent (70%) of 31 December 2009 and of twenty five percent (25%) of the retained area upon the second renewal to occur on 21 September 2013 comply with the requirements of the Contract.

5.3 The Government shall seek the most advantageous methods and partners for development of the relinquished seventy percent (70%). The Contractor shall have the opportunity and the possibility to compete for the area so relinquished.

Article 6: Appraisal of a Discovery

The first sentence of Article 6.2 shall be amended by deleting the phrase “if the Contractor decides to appraise the above-mentioned discovery” and inserting in its place the phrase “if the discovery is of a nature that implies the presence of commercially exploitable resources”.

Article 7: Development and Production

The first sentence of the third paragraph of Article 7.3 shall be amended by deleting the phrase “its notice given” and inserting in its place the following phrase “the issuance of an Arrêté by the Minister”.

The second sentence of Article 7.8 shall be deleted in its entirety and replaced by the following:

Within six (6) months following the notification to the Contractor by the Minister, the Contractor shall inform the Minister of the plan of unitisation relating to the commercial discovery, which plan of unitisation shall be prepared together with the contractor of the adjacent contract area based on the principles and standards recognised internationally in the petroleum industry. In the event the Contractor and the contractor of the adjacent contract area fail to submit a plan of unitisation within the said timeframe, the Contractor and the contractor of the adjacent contract area shall refer any dispute relating to the said plan of unitisation to arbitration in accordance with the arbitration provisions of Article 27, or to any other method agreed between the contractors. In such case, Contractor’s obligation under this article 7.8 shall be suspended pending conclusion of the said arbitration. In the concern to harmonise, it is desirable to include a similar provision in any agreement relating to a subsequent contract area with a different contractor.

Article 8: Natural Gas

The following phrase shall be added at the end of the first sentence of Article 8.2: “up to two (2) years.”

The following sentence shall be added to Article 8.2:

“The Government and the Contractor shall work together with a view to specifying the appropriate technical and financial conditions which could enable the profitable development of any non associated Natural Gas discovery.”

Article 9: Annual Work Programs and Petroleum Operations

The second sentence of Article 9.2 shall be amended by changing the number of representatives for each of the parties from “two (2)” to “three (3)”. It is to be noted that the third paragraph of Article 9.2 shall be reworded as follows: “The said committee shall be chaired by a representative of the Minister”.

Article 10: Preference to local personnel and subcontractors

10.3 This paragraph shall be amended as follows: “With the objective of promoting employment of Guinean personnel, at the end of each year, the Contractor shall establish for the following year a training program for Guinean managers and technicians, together with the corresponding budget, and this during the exploration period as well as during the exploitation period. This budget is set at 200 000 American dollars per year.” This budget shall be managed by the Management Committee of the Petroleum Operations.

Article 11: Contractor’s obligations in the conduct of petroleum operations

11.3 The following shall be added to the first paragraph of 11.3: “For this purpose, the Contractor shall carry out an environmental impact study together with an environmental management plan.”

The French version of Article 11.5 of the Production Sharing contract (PSC) shall be conformed to the English version and this by adding that, “where the Contractor consists of several enterprises, the obligations and liabilities of those enterprises shall be joint and several.”

Article 13: Recovery of Petroleum Costs and Production Sharing

The following shall be added at the end of Article 13.1: “royalty which shall not be recoverable as Petroleum Costs.”  The French version of Article 13.1 shall be conformed to the English version so that the royalty shall be based on the valuation of petroleum products produced and sold, and not on an estimate or any other similar method not based on the actual proceeds from the sale of those products.

13.3 Petroleum costs shall be recoverable in accordance with the accounting procedure attached hereto as annexe B. It is to be noted that any procurement of services or goods abroad, the amount of which is higher or equal to One million Five Hundred Thousand (1 500 000) American dollars shall be the subject of an international tender. In order to avoid the transfer of prices, the principle of “Arms Length Transaction” shall be applied to any subsidiaries or affiliates or subcontractors of the Contractor.

To this effect, paragraphs a, b and c shall remain unchanged.

The existing final sentence in Article 13.4 shall be amended by replacing the phrase “in the Contract Area” with the phrase “in each exploitation Area”.

13.4 The table of the contract setting the levels of the profit oil sharing shall be amended as follows:

Levels of daily production	Government share	Contractor share
(barrels/day)

0 – 2 000	25%	75%
2 001 – 5 000	30%	70%
5 001 – 100 000	41%	59%
Above 100 000	60%	40%

The following sentence shall be added to Article 13.4:

Upon request from the Government’s pursuant to Article 15.1, the above mentioned Government Share shall be subject to the right of the Contractor to recover any expenditure incurred and agreed on behalf of the Government pursuant to Article 13.5.

Article 15: Participation

The following Article 15.5 shall be added to Article 15:

15.5 Upon request emanating from the Government in writing, the Government share relating to expenditures associated with its participation acquired pursuant to this Article 15 shall be financed on behalf and for the account of the Government by the Contractor, it being understood that the Contractor shall recover any payment so made on behalf and for the account of the Government from the sixty two point five percent (62.5%) of the Government share in the profit oil and in the cost oil.

Article 16: Fiscal regime

16.3 Article 16.3 of the Contract shall be deleted and replaced by: “Contractor’s expatriates and those of its direct subcontractors shall be subject to personal income tax through withholding at the rate of 10% on the whole of the salaries paid in Guinea or abroad.”

16.5 During the exploration period the Contractor shall pay to the Guinean Government a surface tax to support petroleum exploration, promotion and exploitation, the rate of which is fixed at two (2) American dollars per square kilometre (km²) and per year. The amount of the payment for each of the years 2007, 2008 and 2009 shall be equal to sixty thousand American Dollars (60,000 USD), amounting to a total of one hundred eighty thousand American dollars US (180,000 USD). This amount shall be managed by the Management Committee of the Petroleum Operations.

Article 19: Information and Reports

Petroleum data:

The first paragraph shall be replaced by “the State shall be the owner of any geological, geophysical and geochemical information and data obtained by the contractor in the scope of the petroleum operations and in particular … (a), (b), (c). However, the Contractor shall be authorised to keep a copy of the data for their exclusive use.” The State agrees to keep confidential all the data relating to the area retained by the Contractor for the duration of its contract.

Movable and immovable property:

The State shall be the owner of all movable and immovable property acquired, not leased, by the Contractor for the purposes of the petroleum operations and financed indirectly by the State in the framework of the petroleum costs recovery. The Contractor shall be authorised to use such assets exclusively, entirely and free of charge in the scope of the petroleum activities.

Article 20: Accounting and payments

20.1 The Contractor shall keep its accounts in accordance with applicable regulations and with the provisions of the accounting procedure provided in annexe B attached hereto, which forms an integral part of this Amendment.

20.5 In article 20.5, instead of two (2) years: write four (4) years.

Article 24: Surrender and Termination

The heading shall be amended as follows: Instead of “Selling back and Termination” Write: “Surrender and Termination”.

Article 28: Notices

The heading shall be amended as follows: Instead of “prior notice” Write: “Notice”.

Article 29: Miscellaneous provisions

29.2 Annexes A and B attached hereto shall form an integral part of this Amendment.

29.5 In case of any conflict due to the translation, the French version of the PSC and of this Amendment No. 1 shall be controlling over the English version.

Article 30: Compliance with International Standards

If however the Government noticed any material discrepancies between the provisions of this amendment and the international standards and/or the petroleum code of the Republic of Guinea, the parties undertake to renegotiate the relevant articles.

Article 31: Effective Date

This amendment shall be effective from the date of the approval of the hydrocarbons Production Sharing Contract by Decree of the President of the Republic. Multiple originals and fax signatures.

This amendment may be executed in two or more identical copies, together being considered as one single amendment, and the signature shall be deemed effective when the said copies shall be signed and addressed to the other parties. A fax signature shall be deemed a signature in due form and shall be enforceable for the signatory of this document with equal enforceability as if the signature was an original signature and not a fax signature.

IN WITNESS WHEREOF, the Parties have signed this Amendment on the date indicated below.

For the Republic of Guinea:	For the Contractor:

/s/ Mahmoud Thiam	/s/ Ray Leonard
His Excellency Mr. Mahmoud Thiam	Mr. Ray Leonard, Chief Executive Officer
Minister of Mines and Geology	Hyperdynamics / SCS Corporation

Date: 25/03/10	Date: 25/03/10

/s/ Kerfala Yansané
Reviewed and approved by
His Excellency, Mr. Kerfala Yansané
Minister of Economy and Finance

Date: (26)/03/2010

ANNEXE A

Attached and forming an integral part of this Contract between the Government of the Republic of Guinea and the Contractor.

CONTRACT AREA

The retained Contract Area, shown on the attached map, represents together a total surface area of twenty four thousand (24 000) square kilometres. The reference points indicated on the said map are defined below, referring to the Greenwich Meridian.

Hyperdynamics Area: Blocks B4, partial C3, C4, D3, E3, F2, F3

Point	X	Y	Lat_DD	Lon_DD	Lat_DMS	Lon_DMS
1	393242.8872	1035107.665	9.362777693	-15.97222222	9°21'45"	-15°1'40"
2	411231.964	1047520.134	9.475447219	-15.80867167	9°28'31"	-15°11'28"
3	440313.31300	1013560.74100	9.168811992	-15.54327729	9°10'7"	-15°27'24"
4	477859.15550	1039604.02864	9.404722455	-15.20166667	9°24'17"	-15°47'53"
5	479811.68133	1040954.24774	9.416944677	-15.18388889	9°25'1"	-15°48'57"
6	511872.84702	1008243.72805	9.121111337	-14.89194444	9°7'16"	-14°6'29"
7	543394.77100	975662.52276	8.826219615	-14.60538289	8°49'34"	-14°23'40"
8	590677.68442	1008502.99969	9.12253583	-14.17476002	9°7'21"	-14°49'30"
9	621595.42935	975064.47065	8.819389816	-13.8943308	8°49'9"	-13°6'20"
10	524510.7331	908849.046	8.222016381	-14.7774564	8°13'19"	-14°13'21"
11	485592.9622	935433.2024	8.462520414	-15.13088798	8°27'45"	-15°52'8"
12	445976.80192	962610.94394	8.708055753	-15.49111111	8°42'29"	-15°30'31"
13	417751.11759	982681.78457	8.889166782	-15.74805556	8°53'21"	-15°15'7"
14	362005.88869	959896.65807	8.681758123	-16.25430027	8°40'54"	-16°44'44"
15	320143.8537	931320.5768	8.421942368	-16.63361107	8°25'18"	-16°21'59"
16	292473.25198	965766.43712	8.732218231	-16.88638881	8°43'55"	-16°6'49"
17	263884.77041	1002182.85536	9.059992896	-17.1480554	9°3'35"	-17°51'7"
18	364358.86583	1070831.56965	9.684999384	-16.23638888	9°41'5"	-16°45'49"
19	393242.8872	1035107.665	9.362777693	-15.97222222	9°21'45"	-15°1'40"

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